UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) December 29, 2005
TRM CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Oregon	0-19657	93-0809419
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
5208 N.E. 122nd Avenue
Portland, Oregon 97230
(Address of Principal Executive Offices) (Zip Code)
(503) 257-8766
(Registrant’s Telephone Number, Including Area Code)
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entering into a Material Definitive Agreement
     On December 23, 2005, TRM Corporation (the “Company”) (NASDAQ:TRMM) and the Company’s wholly-owned subsidiaries, TRM (ATM) Limited (“TRM (ATM)”), a company incorporated in England and Wales, and TRM Services Limited “(TRM Services”), a company incorporated in England and Wales, entered into a letter agreement (the “Agreement”) with Travelex UK Limited (“Travelex”), a company incorporated in England and Wales, and SNAX 24 Corporation Limited (“SNAX 24”), a company incorporated in England and Wales. Pursuant to the Agreement, a period of exclusivity through April 1, 2006 has been established for the parties to agree on alternate terms and conditions of sale, including a revised purchase price. An option has been granted to TRM to purchase the business, comprised of over 1,100 primarily full placement ATM units, for £43.4 million (approximately $78 million), on terms intended to be substantially similar to the Agreements and to be agreed between the parties, provided notice to exercise the option is given prior to April 1, 2006. The parties agree that a sum of £750,000 shall be paid to Travelex and Snax on January 3, 2006, to be credited against the purchase price, should the acquisition close on or before May 2, 2006. Should the acquisition not close by that time, an additional payment of £750,000 shall be made and any remaining rights or obligations related to the transaction extinguished in full.
Item 9.01 Financial Statements and Exhibits
     (c) Exhibits. The following exhibits are filed with this Current Report on Form 8-K:

No.	Description
99.1	Press release dated December 29, 2005 announcing “TRM To Have Option To Acquire Travelex United Kingdom ATM Network.”
Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRM Corporation Registrant
Date: December 29, 2005	By:	/s/ Daniel E. O'Brien
Daniel E. O'Brien
Chief Financial Officer

EXHIBIT INDEX
The following exhibit is filed as part of this Current Report on Form 8-K:

Exhibit
No.	Description
99.1	Press release dated December 29, 2005 announcing “TRM To Have Option To Acquire Travelex United Kingdom ATM Network.”
*	Filed electronically herewith.

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